Exhibit 99.3
DIAMONDCLUSTER INTERNATIONAL, INC.
PROFORMA QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
Unaudited, Amounts in thousands

	FY 2004				FY 2005				FY 2006
	Q1-04	Q2-04	Q3-04	Q4-04	Q1-05	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06	Q4-06
REVENUE:
Net revenue	$34,030	$38,213	$39,510	$43,032	$44,865	$46,116	$50,168	$52,014	$48,304	$49,015	$49,551	$53,020
Reimbursable expenses	5,187	5,153	5,280	6,709	6,686	6,382	6,454	7,090	6,653	6,813	6,541	7,266

Total revenue	39,217	43,366	44,790	49,741	51,551	52,498	56,622	59,104	54,957	55,828	56,092	60,286

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	28,700	27,397	28,106	29,851	30,921	30,978	32,381	33,331	35,126	34,244	35,181	36,701
Reimbursable expenses	5,187	5,153	5,280	6,709	6,686	6,382	6,454	7,090	6,653	6,813	6,541	7,266

Total project personnel expenses	33,887	32,550	33,386	36,560	37,607	37,360	38,835	40,421	41,779	41,057	41,722	43,967

GROSS MARGIN	5,330	10,816	11,404	13,181	13,944	15,138	17,787	18,683	13,178	14,771	14,370	16,319

OTHER OPERATING EXPENSES:
Professional development and recruiting	734	1,152	1,440	1,069	1,339	1,653	2,648	2,057	1,871	1,933	2,210	2,265
Marketing and sales	557	772	612	1,007	834	642	1,031	1,269	725	1,039	856	1,196
Management and administrative support	9,750	8,154	8,291	9,012	8,486	8,649	8,959	9,743	9,557	9,346	9,858	9,533
Restructure expense	4,233	—	—	(258)	—	—	—	—	—	11,157	36	(2,124)
Goodwill / impairment charges	—	—	—	—	—	—	—	—	—	—	—	—

Total other operating expenses	15,274	10,078	10,343	10,830	10,659	10,944	12,638	13,069	12,153	23,475	12,960	10,870

INCOME (LOSS) FROM OPERATIONS	(9,944)	738	1,061	2,351	3,285	4,194	5,149	5,614	1,025	(8,704)	1,410	5,449

OTHER INCOME, NET	402	213	289	133	315	263	441	532	681	800	669	670

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(9,542)	951	1,350	2,484	3,600	4,457	5,590	6,146	1,706	(7,904)	2,079	6,119

INCOME TAX EXPENSE	511	490	370	(717)	159	337	166	(13,907)	3,228	2,317	1,450	5,589

NET INCOME (LOSS)	(10,053)	461	980	3,201	3,441	4,120	5,424	20,053	(1,522)	(10,221)	629	530

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:	$(0.31)	$0.01	$0.03	$0.10	$0.10	$0.12	$0.16	$0.59	$(0.04)	$(0.31)	$0.02	$0.02
DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:	$(0.31)	$0.01	$0.03	$0.09	$0.10	$0.12	$0.15	$0.53	$(0.04)	$(0.31)	$0.02	$0.02

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	32,046	32,440	33,145	33,260	33,385	33,421	33,491	33,759	33,977	33,270	32,521	32,077
SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	32,046	33,892	35,327	35,498	35,299	35,253	36,414	37,623	33,977	33,270	33,283	33,537

The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:
Project personnel costs before reimbursable expenses	$5,687	$2,042	$2,175	$1,721	$3,155	$3,045	$3,349	$2,978	$3,439	$2,646	$3,141	$2,856
Professional development and recruiting	25	20	44	18	27	34	(7)	4	12	16	24	18
Marketing and sales	34	20	14	44	48	53	65	88	107	91	80	103
Management and administrative support	275	200	212	161	291	344	377	462	490	620	734	708

Total stock-based compensation expense	$6,021	$2,282	$2,445	$1,944	$3,521	$3,476	$3,784	$3,532	$4,048	$3,373	$3,979	$3,685

(1) Proforma Quarterly Condensed Consolidated Statements of Operations combine the operating results of continuing and discontinued operations reported in Exhibit 99.1 and Exhibit 99.2.